                                                                   EXHIBIT(i)(2)


June 26, 2003




ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re.   ING Mutual Funds
      Securities Act Registration No. 33-56094
      Investment Company Act File No. 811-7428

Ladies and Gentlemen:

We have acted as counsel to the ING Mutual Funds (the "Trust"), and its series, the ING Foreign Fund (the "Fund"), in connection with the above-captioned registration statement (the "Registration Statement"). In our capacity as counsel, we have examined the Trust's Declaration of Trust, as amended to date, and are familiar with the proceedings of the Board of Trustees authorizing the creation of the Fund and its five classes of shares of beneficial interest denominated Class A, Class B, Class C, Class I and Class Q (the "Shares") and the issuance of such Shares to the public. In rendering this opinion, we have made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.

Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid, and non-assessable by the Trust.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel." In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,




/s/ Dechert LLP